As filed with the Securities and Exchange Commission on August 5, 2022

Registration No. 333-_____
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

NATIONAL INSTRUMENTS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	74-1871327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
11500 North MoPac Expressway Austin, Texas 78759
(Address, including zip code, of registrant’s principal executive offices)

National Instruments Corporation 2022 Equity Incentive Plan
National Instruments Corporation 1994 Employee Stock Purchase Plan
(Full title of the Plan)

R. Eddie Dixon, Jr. Senior Vice President, Chief Legal Officer and Secretary National Instruments Corporation 11500 North Mopac Expressway Austin, Texas 78759 (512) 683-0100
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
National Instruments Corporation (the “Registrant” or “Company”) is filing this registration statement to register the issuance of 6,123,921 shares of its common stock, $0.01 par value per share (the “Common Stock”), reserved under the National Instruments Corporation 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”) and an additional 3,000,000 shares of Common Stock under the National Instruments Corporation 1994 Employee Stock Purchase Plan (the “ESPP”). The 2022 Equity Incentive Plan and additional 3,000,000 shares of Common Stock under the ESPP were described in the Company’s definitive proxy statement, filed with the United States Securities and Exchange Commission (the “Commission”) on March 28, 2022, and were approved by the Company’s shareholders on May 10, 2022. The number of shares available under the 2022 Equity Incentive Plan includes 1,693,864 shares of Common Stock that were reserved, but not issued under the registrant’s 2005 Incentive Plan, 2010 Incentive Plan, 2015 Equity Incentive Plan, and 2020 Equity Incentive Plan as of July 29, 2022.
The contents of the Company’s Registration Statement on Form S-8 (No. 333-197878) filed with the Commission on August 5, 2014, the Registration Statement on Form S-8 (No. 333-218452) filed with the Commission on June 2, 2017, and the Registration Statement on Form S-8 (No. 333-232972) filed with the Commission on August 2, 2019, each relating to the ESPP, are incorporated by reference into this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2022 Equity Incentive Plan and ESPP covered by this Registration Statement as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated herein by reference:
a.
The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 22, 2022 (including information specifically incorporated by reference therein from the Company’s Definitive Proxy Statement filed with the Commission on March 28, 2022).

b.	The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, filed with the Commission on April 29, 2022.
c.	The Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2022, filed with the Commission on July 29, 2022.
d.
The Company’s Current Reports on Form 8-K filed with the Commission on January 27, 2022 (but only with regard to Item 8.01), April 28, 2022 (but only with regard to Item 8.01), May 12, 2022 and July 28, 2022 (but only with regard to Item 8.01).

e.
The Company’s description of authorized capital stock contained in its registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating the description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. The Company is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.
Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.
The Registrant’s certificate of incorporation, as amended, provides that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. The Registrant’s directors and officers are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.
Item 7.  Exemption From Registration Claimed.
Not applicable.

Item 8.  Exhibits.
Exhibit Number	Document
4.1	Certificate of Incorporation, as amended, of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
4.3	Specimen of Common Stock certificate of the Registrant, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Reg. No. 33-88386) declared effective March 13, 1995.
4.4	2022 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 12, 2022.
4.5	1994 Employee Stock Purchase Plan, incorporated by reference to Exhibit A of the Registrant’s Proxy Statement dated March 28, 2022.
5.1	Opinion of Morrison & Foerster LLP.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
107	Filing Fee Table.
Item 9.  Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 5, 2022.

National Instruments Corporation

By:	/s/ Eric H. Starkloff
Eric H. Starkloff President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Michael E. McGrath and Eric H. Starkloff, and each of them individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Michael E. McGrath	Chairman of the Board	August 5, 2022
Michael E. McGrath

/s/ Eric H. Starkloff	Director, President and Chief Executive Officer (Principal Executive Officer)	August 5, 2022
Eric H. Starkloff

/s/ Karen M. Rapp	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 5, 2022
Karen M. Rapp

/s/ James E. Cashman, III	Director	August 5, 2022
James E. Cashman, III

/s/ Alexander M. Davern	Director	August 5, 2022
Alexander M. Davern

/s/ Gayla J. Delly	Director	August 5, 2022
Gayla J. Delly

/s/ Gerhard P. Fettweis	Director	August 5, 2022
Gerhard P. Fettweis

/s/ Liam K. Griffin	Director	August 5, 2022
Liam K. Griffin

/s/ Duy-Loan T. Le	Director	August 5, 2022
Duy-Loan T. Le